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                                                                    EXHIBIT 99.1


[ARLINGTON HOSPITALITY LOGO]
ARLINGTON HOSPITALITY, INC.
2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com



    JERRY HERMAN TO STEP DOWN AS ARLINGTON HOSPITALITY, INC. CEO AT YEAR END


         ARLINGTON HEIGHTS, Ill., November 29, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced that Jerry H. Herman has stepped down from the board of directors effective immediately but will remain as the company's president and CEO until the end of 2004.

         "It has been a pleasure working with Jerry these past two years," said Kenneth M. Fell, Arlington's chairman of the board. "Along with the board, he helped develop a new strategy and chart a progressive course that has led the company through a difficult downturn in the industry. Arlington now has a more solid foundation, and the company is in a good position to move forward, just as the industry recovery is gaining momentum. We appreciate all of his efforts on behalf of our employees and shareholders, and wish him well in his new endeavors. Arlington's board of directors has formed a committee to oversee the search for Herman's replacement, and plans to engage a national search firm in the near future to assist us in finding a successor."

         "We have made progress in implementing our new strategy and business plan for Arlington, and I believe the company is now in a better position to return to the path of growth,"
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Herman to Leave
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Herman said. "I have commuted from my home in Washington, D.C. these past two years, and for personal reasons I cannot relocate to Chicago at this time. It has been a pleasure to work with the board to create a new strategic vision for Arlington and to work with the great team of 800 associates in our corporate headquarters and at our hotels."

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 106-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 51 properties in 15 states, including 48 AmeriHost Inn hotels, for a total of 3,672 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003, reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004,and September 30, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors."